Exhibit 4.8

SECOND AMENDMENT
TO
AVALONBAY COMMUNITIES, INC.
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective as of January 1, 2011

A.
The AvalonBay Communities, Inc. Deferred Compensation Plan, as amended and restated effective as of January 1, 2011 (the “Plan”), as previously amended, is hereby further amended as follows:

1.
Section 1.10 is hereby amended by adding the following sentence at the end thereof:

“For clarification, the Participant’s Deferral Account includes the amounts credited to the Participant’s Non-Qualified Predetermined Annuity Account, In-Service Distribution Accounts and College Tuition Accounts, if any. A Participant may have multiple Deferral Accounts, one for each Annual Deferral Amount.”

2.
Article 1 is further amended by adding the following definitions:

“1.27      ‘In-Service Distribution Account’ shall mean an account maintained under the Plan for Annual Deferral Amounts earned after 2012. Such account shall provide for a lump sum in-service distribution in the month and year specified by the Participant prior to the Plan Year in which the Annual Deferral Amount is earned, so long as the benefit commencement date is at least five years out from the beginning of the Plan Year of deferral. For purposes of clarification, for the 2013 Annual Deferral Amounts, the benefit commencement date must be on or later than January 1, 2018.

1.28       ‘In-Service College Tuition Account’ shall mean an account maintained under the Plan for Annual Deferral Amounts earned after 2012. Such account shall provide for four annual distributions beginning in the month and year specified by the Participant prior to the Plan Year in which the Annual Deferral Amount is earned, so long as the benefit commencement date is at least five years from the beginning of the Plan Year of deferral. For purposes of clarification, for the 2013 Annual Deferral Amounts, the benefit commencement date for the first annual installment must be on or after January 1, 2018.”

3.
The Plan is hereby amended by deleting Articles 5 and 6 in their entirety and substituting therefor the following:

“ARTICLE 5 - TERMINATION BENEFIT

5.1         Termination Benefit. If a Participant Separates his Service with the Sponsor, the Participant shall receive his or her Deferral Account balances calculated as of the close of business on or around the date the benefit distribution is processed.

5.2         Payment of Termination Benefit.

(a)          Timing. A Participant shall commence to receive his or her Deferral Account in the seventh month following the Participant’s Separation from Service unless otherwise provided in the next sentence or in Section 5.4. Effective November 7, 2011, a Participant may also elect, prior to the Plan Year in which the Annual Deferral Amount is earned, to commence to receive his or her Annual Deferral Amount (from and after January 1, 2012) in the 67th month or 127th month following the Participant’s Separation from Service if the form of benefit payment is a lump sum. If a Participant makes this election and dies before the benefit commencement date, his or her Deferral Account balances shall be paid to his or her Beneficiary in a lump sum no later than 90 days after the Participant’s death.

(b)          Form of Payment. A Participant shall receive his or her Deferral Account balance in a lump sum upon his or her Separation from Service unless otherwise provided in the next two sentences. Notwithstanding the foregoing, if a Participant Retires and such Participant has elected prior to November 22, 2008 to receive his or her Deferral Account in annual or monthly installments over a period not exceeding ten (10) years, the Plan shall honor such election if the Deferral Account balance is at least $25,000 and the Participant will be paid on an installment basis rather than in a lump sum. Effective November 15, 2012, a Participant may also elect, prior to the Plan Year in which the Annual Deferral Amount is earned, to receive his or her Annual Deferral Amount (from and after January 1, 2013) in annual installments over a ten-year period beginning in the seventh month after his or her Separation from Service. If the Participant dies before completion of the installment payments, the unpaid remaining Deferral Account balance shall be paid to his or her Beneficiary in a lump sum no later than 90 days after the Participant’s death.”

5.3         Forfeiture if Termination for Cause. Notwithstanding anything contained herein to the contrary, if a Participant’s employment with the Company is terminated for Cause, the portion of his or her Deferral Account attributable to Annual Deferral Amounts made after 2010, as adjusted pursuant to Section 3.6(d), shall be forfeited in its entirety.

5.4         Subsequent Changes in Timing and Form of Payment.

(a)          Changes Regarding Timing and Form of Payment Following Separation from Service. A Participant may make a subsequent election to defer the benefit commencement date under this Article 5 on account of his or her Separation from Service. If the original benefit commencement date for the Participant is the seventh month following his or her Separation from Service, he or she may elect to change to a benefit commencement date of either the 67th month or the 127th month following his or her Separation from Service but only if the form of benefit payment is a lump sum. Accordingly, a Participant who elected installment payments or a lump sum payment payable in the seventh (7th) month after his or her Separation from Service may elect a lump sum payment payable in the 67th month or the 127th month following his or her Separation from Service. If the original benefit commencement date for the Participant is the 67th month following his or her Separation from Service, he or she may elect to change to a benefit commencement date of the 127th month following his or her Separation from Service but only if the form of benefit payment is a lump sum. Accordingly, a Participant who elected a lump sum payment beginning in the 67th month after his or her Separation from Service may elect a lump sum payment payable in the 127th month following his or her Separation from Service. If the original commencement date is the 127th month following his or her Separation from Service, the Participant may not make this subsequent election.

(b)          Changes Regarding Timing and Form of In-Service Distribution. A Participant may also elect to defer the benefit commencement date of his or her In-Service Distribution Account or In-Service College Tuition Account to a month and year that is at least five years later than the original specified benefit commencement date. A Participant may also elect to change the form of payment under his or her In-Service College Tuition Account from four-year annual installments to a lump sum.

(c)          Each subsequent election is not effective until at least 12 months after the date on which the subsequent election is made. Accordingly, if the Participant Separates from Service before the end of the 12-month period, the subsequent election is not effective. If a Participant makes this subsequent election and dies before the new benefit commencement date, his or her Deferral Account balance shall be paid to his or her Beneficiary in a lump sum no later than 90 days after the Participant’s death.

(d)          No more than two (2) subsequent elections may be made by any one (1) Participant.

(e)          For purposes of a subsequent election under this Section 5.4, installment payments shall be treated as a single payment.”

“ARTICLE 6 - SHORT-TERM PAYOUTS

6.1         Short-Term Payouts. From and after November 15, 2012, the Plan shall permit each Participant to elect short-term payouts during employment by designating that his or her Annual Deferral Amount be credited to an In-Service Distribution Account or an In-Service College Tuition Account. Each such election shall be made prior to the Plan Year in which the Annual Deferral Account is earned and shall specify the year and month in which the in-service distribution shall be made or shall commence from either the In-Service Distribution Account or In-Service College Tuition Account. If the Participant dies or otherwise Separates from Service prior to full payment of his or her In-Service Distribution Account or In‑Service College Tuition Account, the provisions of Article 4 or 5, as the case may be, governing timing and form of distribution shall apply instead of this Section 6.1.

6.2         Grandfathered Election. To the extent a Participant has previously filed an election to receive his Non-Qualified Predetermined Annuity Account at a specified time, whether in a lump sum or in annual, quarterly or monthly installments over a period not exceeding ten (10) years, the Plan shall continue to honor such elections during the Participant’s employment.

6.3         Withdrawal for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Retirement Planning Committee to receive a partial or full payout from the Plan. The Committee shall determine if the event meets the criteria to be an Unforeseeable Financial Emergency. If approved, the amount of the withdrawal shall not exceed the lesser of the Participant’s Deferral Account balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency and income taxes on the withdrawn amount. If, subject to the sole discretion of the Retirement Planning Committee, the petition for a withdrawal is approved, any distribution shall be made within 30 days of the date of approval. The Participant will be eligible to again participate in the Plan effective the Plan Year following the Unforeseeable Financial Emergency. The Retirement Planning Committee may permit a Participant to suspend his or her Annual Deferral Amount in the event of an Unforeseeable Financial Emergency.”

B.
The effective date of this Second Amendment is as of November 15, 2012.

C.
Except as amended herein, the Plan is confirmed in all other respects.